Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268442 on Form S-3 and Registration Statement Nos. 333-214710, 333-198145, 333-198143, 333-198141, 333-170879, 333-162927, 333-139384, 333-139383, 333-139382, 333-139380, 333-121343, 333-121342, 333-102306, 333-101291 and 333-59134 on Form S-8 of our reports dated February 15, 2024 relating to the financial statements of MetLife, Inc. and the effectiveness of MetLife, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MetLife, Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 15, 2024